Exhibit 5.1

DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612-2350 www.dlapiper.com T 919.786.2000 F 919.786.2200
February 3, 2021

Board of Directors
Cottonwood Communities, Inc.
1245 Brickyard Road, Suite 250
Salt Lake City, Utah 84106

Re:	Registration Statement on Form S-4 (File No. 333- )

Ladies and Gentlemen:

We serve as counsel to Cottonwood Communities, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 448,212 shares of Class A common stock, $0.01 par value per share, of the Company (the “Common Stock”), 14,149,944 shares of Series 2016 preferred stock, $0.01 par value per share, of the Company (the “Series 2016 Preferred Stock”) and 258,550 shares of Series 2017 preferred stock, $0.01 par value per share, of the Company (the “Series 2017 Preferred Stock” and, collectively with the Common Stock and the Series 2016 Preferred Stock, the “Shares”) to be issued by the Company in connection with the merger (the “Merger”) of Cottonwood Residential II, Inc., a Maryland corporation (“CRII”), with and into Cottonwood Communities GP Subsidiary, LLC, a Maryland limited liability company and an wholly owned subsidiary of the Company (“Merger Sub”), pursuant to the Agreement and Plan of Merger, dated as of January 26, 2021 (the “Merger Agreement”), by and among the Company, Merger Sub, CRII, Cottonwood Communities O.P., LP and Cottonwood Residential O.P., LP.  The Shares are covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Act.  This opinion (the “Letter”) is being provided at your request in connection with the filing of the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	The Registration Statement and the related form of Information Statement/Prospectus included therein in the form in which it was transmitted to the Commission under the Act;

2.	The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

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3.
The form of Articles Supplementary for the Series 2016 Preferred Stock, substantially in the form to be filed by the Company with the SDAT, as included as an exhibit to the Merger Agreement (the "Series 2016 Articles Supplementary");

4.
The form of Articles Supplementary for the Series 2017 Preferred Stock, substantially in the form to be filed by the Company with the SDAT, as included as an exhibit to the Merger Agreement (the “Series 2017 Articles Supplementary”);

5.	The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

6.	A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

7.
Resolutions (the “Board Resolutions”) adopted by the Board of Directors of the Company, relating to, among other matters, the approval of the Merger Agreement, the Merger and the issuance of the Shares, certified as of the date hereof by an officer of the Company;

8.	The Merger Agreement;

9.	A certificate executed by an officer of the Company, dated as of the date hereof; and

10.	Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinions set forth below, we have assumed the following:

1.          Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.          Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.          Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding.

4.          All Documents submitted to us as originals are authentic.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all such Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All statements and information contained in the Documents are true and complete.  There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

5.          The Merger will be duly approved by all necessary corporate action on the part of CRII. Articles of Merger relating to the Merger (the “Articles of Merger”) will be filed with and accepted for record by the SDAT.

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6.          Prior to the issuance of any Series 2016 Preferred Stock or Series 2017 Preferred Stock, the Series 2016 Articles Supplementary and the Series 2017 Articles Supplementary will be filed with, and accepted for record by, the SDAT.

7.          None of the Shares will be issued or transferred in violation of Article VI of the Charter or any other restriction or limitation on transfer and ownership of shares of stock of the Company contained in the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.          The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.         The Shares have been duly authorized and, upon delivery of the Shares in the manner contemplated by the Board Resolutions, the Merger Agreement, the Articles of Merger, the Charter and the Registration Statement, will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland.  The opinions expressed herein are subject to the effect of judicial decisions that may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this Letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

This Letter is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this Letter as an exhibit to the Registration Statement and to the use of the name of our firm therein under the heading “Legal Matters.”  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ DLA Piper LLP (US)